Exhibit 10-S-3


                                  AMENDMENT TO
                               FORD MOTOR COMPANY
                          1998 LONG-TERM INCENTIVE PLAN
                          -----------------------------
       (Effective as of January 31, 2002, subject to shareholder approval)

The third sentence of paragraph (a) of Article 3 is amended to read as follows:

     "Notwithstanding the foregoing, (i) the aggregate number of shares that may be issued upon exercise of "incentive stock options" (as defined in paragraph (a)(1) of Article 5) shall not exceed 2% of the number of shares authorized under the Company's Certificate of Incorporation at the date of adoption of the Plan (subject to adjustment in accordance with the provisions of Article 11), (ii) the maximum number of shares subject to Options (as defined below), with or without any related Stock Appreciation Rights (as defined below), that may be granted pursuant to Article 5 to any Covered Executive during any calendar year commencing with 2002 during any part of which the Plan is in effect shall be 5,000,000, subject to adjustment in accordance with the provisions of Article 11 and (iii) the maximum number of shares of Stock that may be granted as Final Awards (as defined below) pursuant to Article 4 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be 906,703, subject to adjustment in accordance with the provisions of Article 11."